Exhibit 99.1

Michael D. Casey Appointed to the Board of Directors of DURECT Corporation

CUPERTINO, Calif., March 23, 2004/PRNewswire-FirstCall/ — Durect Corporation (Nasdaq: DRRX) announced today the appointment of Michael D. Casey to its Board of Directors to replace John L. Doyle who left the Board in November 2003. The appointment of Mr. Casey maintains the current DURECT Corporation Board membership at eight.

“We would like to thank John Doyle for his valuable guidance to DURECT over the past several years as DURECT transitioned from a private to a public company. His extensive experience and knowledge about public company operations, human resources and corporate strategy were greatly appreciated. His dedication will be missed, and we wish him continued success,” stated Dr. Felix Theeuwes, Chairman and Chief Scientific Officer of DURECT.

Mr. Casey has 36 years of pharmaceutical industry experience including 25 years of commercial experience at Johnson and Johnson companies where he served as the President of McNeil Pharmaceuticals during his last four years with the corporation. After leaving Johnson and Johnson, Mr. Casey served as Chairman, President and Chief Executive Officer of Genetic Therapy, Inc. from 1993 until 1994 and served later as Chairman, President and Chief Executive Officer of Matrix Pharmaceuticals from September 1997 until March of 2002.

Mr. Casey is currently a Director of a number of biotechnology and pharmaceutical companies including Bone Care International, Inc., Cholestech Corporation, Sicor, Inc., Allos Therapeutics, and Celgene Corporation.

“Mike Casey is a strong addition to our Board of Directors with his extensive commercial experience in big pharma, drug delivery and biotech companies,” continued Dr. Theeuwes. “Mike’s wealth of industry knowledge, leadership, and experience will significantly contribute to DURECT’s future growth and expansion.”

About DURECT Corporation

DURECT Corporation (www.durect.com) is pioneering the development and commercialization of pharmaceutical systems for the treatment of chronic debilitating diseases and enabling biotechnology-based pharmaceutical products. DURECT’s goal is to deliver the right drug to the right site in the right amount at the right time. DURECT’s lead product in development is CHRONOGESIC®, a 3-month product for the treatment of chronic pain. DURECT also owns three proprietary drug delivery platform technologies, including the SABER™ Delivery System (a patented and versatile depot injectable useful for protein and small molecule delivery), the MICRODUR(TM) Biodegradable Microparticulates (microspheres injectable system) and the DURIN(TM) Biodegradable Implant (drug-loaded implant system) upon which DURECT is developing a pipeline of other products.

NOTE:

CHRONOGESIC®, SABER(TM), MICRODUR(TM) and DURIN(TM) are trademarks of DURECT Corporation.

The statements in this press release regarding DURECT’s products in development and product development plans are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to complete the design, development, and manufacturing process development of its products, manufacture and commercialize its products, obtain product and manufacturing approvals from regulatory agencies, manage its growth and expenses, manage relationships with third parties, finance its activities and operations, as well as marketplace acceptance of DURECT’s products. Further information regarding these and other risks is included in DURECT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 11, 2004, DURECT’s Quarterly Report on Form 10-Q and other periodic reports filed with the SEC under the heading “Factors that may affect future results.”

CONTACT: Schond L. Greenway, Executive Director, IR and Strategic Planning of DURECT Corporation, +1-408-777-1417.